Exhibit 10.2

Amendment to

Letter Agreement

This Amendment, dated January 7, 2015 (this “Amendment”), amends and supplements the Letter Agreement, dated May 11, 2011 (the “Original Agreement”), by and between NBTY, Inc., a Delaware corporation with principal offices at 2100 Smithtown Avenue, Ronkonkoma, New York 11779 (“NBTY”), and Harvey Kamil, residing at 2500 S Ocean Blvd. Boca Raton FL 33432.   Capitalized terms used herein and not otherwise defined have the meanings set forth in the Original Agreement.

In consideration of the above premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties agree that:

1.               Amendment. Mr. Kamil’s total annual compensation of $624,600 for performing the Services under the Original Agreement shall be reduced to $500,000 effective December 1, 2014; it being understood and agreed that Mr. Kamil would not be eligible to receive any bonus compensation for performing the Services.

2.              Ratification.  Except as expressly stated in this Amendment, the parties hereby ratify all terms and conditions of the Original Agreement, which will remain unchanged and in full force and effect.

3.              Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be an original, but such counterparts will constitute one and the same instrument.

In Witness Whereof, the parties hereto have executed this Amendment as of the date and year first above written.

NBTY, Inc.

By:	/s/ Karla Packer
Name: Karla Packer
Title: SVP Human Resources

Harvey Kamil

/s/ Harvey Kamil